Exhibit 10.7

EXECUTION VERSION

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Registrant customarily and actually treats the information as private or confidential and the omitted information is not material. The Registrant agrees to furnish supplementally a copy of any omitted information to the SEC upon its request, however, the Registrant may request confidential treatment of omitted information. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”

AMENDED AND RESTATED EXCLUSIVITY AND PRIORITY AGREEMENT

This Amended and Restated Exclusivity and Priority Agreement (this “Agreement”), which shall be effective only as of the Effective Date (as defined below), is made on this fourth day of July 2023 by and between:

(1)	VNG CORPORATION a joint stock company duly incorporated under the laws of Vietnam with registered address at VNG Campus, Lot Z06, St. 13, Tan Thuan Dong, District 7, Ho Chi Minh City, Vietnam (“VNG”);

(2)

TENACIOUS BULLDOG HOLDINGS LIMITED, a company duly incorporated and existing under the laws of the British Virgin Islands, with its registered address at PO Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“TBHL”); and

(3)

PROSPEROUS PRINCE ENTERPRISES LIMITED, a company duly incorporated and existing under the laws of the British Virgin Islands, with registered address at P.O. Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“PPEL” and, together with TBHL, the “Tencent Parties”), each of which is sometimes referred to herein, individually, as a “Party” and, collectively with the other Parties, as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, the Tencent Parties own certain Class A ordinary shares in VNG Limited, a Cayman Islands exempted company incorporated with limited liability (“VNG Limited”), and are mortgagees of certain ordinary shares in VNG that are registered in the name of VNG Limited.

WHEREAS, VNG Limited proposed to pursue a potential initial public offering in the United States.

WHEREAS, the Parties entered into an Exclusivity and Priority Agreement dated September 9, 2022 (the “Original Agreement”) to set forth the principal terms and conditions with respect to their agreement on certain conditions relating to competition and priority.

WHEREAS, the Parties wish to amend and restate the Original Agreement on the terms and conditions provided in this Agreement.

NOW THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I - DEFINITIONS

Section 1.01 Certain Defined Terms

“affiliate” of any Person means, as of any date, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this Agreement, a Person shall be deemed to “control” another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“beneficial owner” and words of similar import (including “beneficially own” and “beneficial ownership”) have the meaning assigned to such terms in Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (or any comparable successor rule thereto).

“business day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Singapore, Hanoi, Hong Kong S.A.R., Shenzhen, PRC, the British Virgin Islands or the Cayman Islands are closed for business.

“Carved-Out Agreement(s)” means any and all agreements to which any member of the Tencent Group is a party and that is either in effect or the negotiation of which has commenced as of the date of this Agreement, including, for the avoidance of doubt, that certain Master License Agreement entered into between Shenzhen Tencent Computer Systems Company Limited and Garena Online Private Limited as of November 16, 2018 (the “Garena MLA”).

“Effective Date” means the date on which the Vietnam Securities Depository certifies the release of the mortgage over (i) [***] ordinary shares of VNG in favor of TBHL under the Share Security Agreement dated 5 January 2023 between VNG Limited and TBHL, as amended and (ii) [***] ordinary shares of VNG in favor of PPEL under the Share Security Agreement dated 5 January 2023 between VNG Limited and PPEL, as amended.

“Game” means any digital interactive entertainment game that is capable of being operated, published or distributed either (x) on a mobile or portable device (including tablets, smart phones, virtual and augmented reality products, and portable game consoles), running on any mobile operating system (including Android and iOS), an HTML5 product, or a product accessible via a mobile web browser, or (y) over the Internet or on any other form of computer network via a personal computer, including via client software or web browser on any personal computer operating systems, provided that “operating” , “publishing”, or “distributing” a Game does not include playing or broadcasting a Game using any interactive online live video streaming or similar platform.

“Independent Game Studio” means any Tencent Group-affiliated studio whose management team has operational independence from the Tencent Group with respect to game publishing decisions as set forth in certain agreements between certain members of the Tencent Group and such studios. Independent Game Studios include and are not limited to [***].

“Person” or “person” means any individual, corporation, business trust, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, joint venture, governmental body or other entity.

“ROPN Notice” means a notice in writing containing such information as the relevant member of the Tencent Group, in its sole and absolute discretion, deems reasonable and appropriate to facilitate the discussion and negotiation between the Tencent Group and VNG in respect of the Game subject to the notice but shall, in any event include the information described in Exhibit A hereto; provided, however, that the notice shall not include any information that the Tencent Group, in its sole and absolute discretion, determines the disclosure of which may violate, breach or destroy any confidentiality or privilege or may be premature or otherwise inappropriate.

“ROPN Territory” means Indonesia, Malaysia, Philippines, Singapore and Thailand.

“Tencent Group” means Tencent Holdings Limited together with its subsidiaries and companies consolidated for accounting purposes.

“VNG Business” means publishing, operating or distributing Games in Vietnam.

Section 1.02 Other Definitional Provisions; Interpretation

The table of contents and headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the intention of the Parties that its terms may not be construed against any of the Parties by reason of the fact that it was prepared by one of the Parties. Reference to any Person includes such Person’s successors (including by operation of law) and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. The word “including” shall mean “including without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”. The word “or” is used in the inclusive sense of “and/or”. All references to any law, statute, code, regulation, ordinance or rule means such law, statute, code, regulation, ordinance or rule as amended from time to time and shall include any successor legislation thereto and any rules and regulations promulgated therein.

ARTICLE II – EXCLUSIVITY AND PRIORITY

Section 2.01 VNG Exclusivity in Vietnam

The Tencent Parties will not, and will use all reasonable efforts to procure that their respective controlled affiliates (which, for the avoidance of doubts, shall not include Independent Game Studios) will not, directly or indirectly, sell or otherwise provide any product or service that competes with the VNG Business, other than through VNG and its controlled affiliates.

Section 2.02 Right of Priority Negotiation in the ROPN Territory

(a) Subject to the exclusions in section 2.02(b) below, the Tencent Parties will, and will cause their respective controlled affiliates to, grant priority negotiation to VNG, in the manner described in section 2.02(c) below, prior to approaching, authorizing or licensing any other Person to publish, operate or distribute any Game in any jurisdiction of the ROPN Territory.

(b) VNG’s right to priority negotiation pursuant to section 2.02(a) above will exclude and not apply to:

i.

any Game that any member of the Tencent Group proposes to publish, operate or distribute directly (rather than through any Person that is not a member of the Tencent Group), including by any Independent Game Studio;

ii.	the publication, operation or distribution of any Game in any jurisdiction outside the ROPN Territory;

iii.

any Game that the Tencent Group determines, in its sole and absolute discretion, could not be made subject to priority negotiation as contemplated herein without a third party’s consent that cannot be obtained through commercially reasonable efforts;

iv.

the publication, operation or distribution of any Game subject to a Carved-Out Agreement, whether or not in the ROPN Territory and including but not limited to any “Licensed Game” published, operated or distributed (or potentially to be published, operated or distributed) under the Garena MLA. The Parties further acknowledge and agree that nothing in this Agreement shall require any member of the Tencent Group to violate or breach, or discontinue negotiation of, any Carved-Out Agreement, including but not limited to the Garena MLA; and

v.

ordinary course promotional activities, including eSports activities, relating to any Game that are undertaken without a view towards the publication, operation or distribution of the Game in any jurisdiction of the ROPN Territory or that are undertaken in relation to items (i) through (iv) above.

(c) The Tencent Parties will, or will cause the relevant member of the Tencent Group to, deliver an ROPN Notice to VNG for any Game that is subject to VNG’s right to priority negotiation pursuant to section 2.02(a) above and that is not subject to any exclusion described in section 2.02(b) above (a “Subject Game”). Within [***] business days following its receipt of an ROPN Notice, VNG must notify the relevant member of the Tencent Group in writing if VNG elects to negotiate the publishing, operation and/or distribution of the Subject Game and, for a period of up to [***] business days commencing on the date of such notification (the “ROPN Negotiation Period”), VNG and the relevant member(s) of the Tencent Group shall discuss in good faith the publishing, operation and/or distribution of the Subject Game and no member of the Tencent Group may authorize or license any person other than VNG to publish, operate or distribute (including any beta testing or commercial release of) the Subject Game in any jurisdiction of the ROPN Territory.

If VNG and the relevant member(s) of the Tencent Group fail to enter into any legally binding agreement in respect of a Subject Game during the ROPN Negotiation Period, or if VNG does not notify of its election to negotiate a Subject Game within [***] business days following its receipt of an ROPN Notice, then the Tencent Group shall be entitled to publish, operate and distribute the Subject Game itself or through a third party anywhere in any manner on any terms and conditions whatsoever.

The Parties acknowledge and agree that the delivery of an ROPN Notice is solely to facilitate discussion of the Subject Game between VNG and the relevant member of the Tencent Group and does not constitute, nor shall it be deemed to constitute, (i) any representation or warranty in respect of (and VNG shall not be entitled to assume or rely on) the accuracy or completeness of the information included therein or (ii) an offer by any member of the Tencent Group or an acceptance by any member of the Tencent Group of an offer and, save as expressly provided in this Agreement, shall not impose any legally binding obligation on any member of the Tencent Group.

ARTICLE III - GENERAL PROVISIONS

Section 3.01 Waivers

Any Party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term or covenant contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term or covenant.

Section 3.02 Successors and Assignment

Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective permitted successors and assigns.

Section 3.03 No Third Party Beneficiaries

This Agreement is solely for the benefit of the parties to this Agreement and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

Section 3.04 Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 3.05 Entire Understanding

This Agreement sets forth the sole and entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and all inducements to the making of this Agreement relied upon by the Parties and supersedes any and all prior representations, warranties, agreements, arrangements and understandings, both written and oral, among the Parties relating to the subject matter hereof.

Section 3.06 Costs

Each Party shall be responsible for its own costs incurred in connection with the negotiation, preparation, entering into and performance of this Agreement.

Section 3.07 Term

This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until the earlier of: (i) five years from the Effective Date, when it will automatically terminate without further action on the part of the Parties; (ii) this Agreement being terminated by a writing executed by all of the Parties; and (iii) Tencent Holdings Limited ceasing to beneficially own, in the aggregate, at least [***]% of the voting power in VNG or any person that controls VNG.

Section 3.08 Amendment

This Agreement may be amended, modified or supplemented only by an agreement in writing executed by all of the Parties.

Section 3.09 Notices

Unless otherwise provided herein, all notices and other communications hereunder shall be in the English language and writing and shall be deemed given and received if transmitted by electronic mail (with confirmation of receipt by the recipient, which confirmation shall be promptly delivered by the recipient if so requested by the sender in the applicable notice or other communication), on the business day after the date on which such notice is sent to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to the VNG, to:

VNG Campus

Lot Z06, St. 13, Tan Thuan Dong Ward, District 7

Ho Chi Minh City, Vietnam

Attention: [***]

Email: [***]

with a copy (which copy alone shall not constitute notice) to:

(b) if to the Tencent Parties, to:

Tencent Binhai Towers

No. 33 Haitian 2nd Road

Nanshan District, Shenzhen

P. R. China 518064

Attention: Mergers and Acquisitions Department

Email: [***]

with a copy (which copy alone shall not constitute notice) to:

Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: [***]

Section 3.10 Specific Performance

The Parties hereby recognize, acknowledge and agree that the breach or violation of this Agreement by a Party would cause irreparable damage to the other Parties and that none of the Parties has an adequate remedy at law. Each Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement, and appropriate injunctive relief may be applied for and granted in connection therewith. Any Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any action is brought by any Party to enforce this Agreement, the other Parties shall waive the defense that there is an adequate remedy at law.

Section 3.11 Governing Law

This Agreement and its enforcement, and any controversy arising out of or relating to the making or performance of this Agreement, shall be governed by and construed in accordance with the law of the State of New York, without regard to New York’s principles of conflicts of law.

Section 3.11 Dispute Resolution

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section. The Tribunal shall consist of three arbitrators. VNG shall appoint one arbitrator, the Tencent Parties shall appoint another arbitrator, and the third arbitrator, who shall act as presiding arbitrator of the Tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the Parties. If the third arbitrator is not chosen by the two arbitrators within thirty (30) days of the date of appointment of the later of the two Party-appointed arbitrators to be appointed, the third arbitrator shall be appointed by the President of the Court of Arbitration of the Singapore International Arbitration Centre. The language of the arbitration shall be English.

Section 3.12 Confidentiality

Each Party acknowledges that this Agreement, including its exhibit and any amendments hereto or thereto and their existence and any negotiations in connection with them, shall be considered confidential information and shall not be disclosed by it to any Person except in accordance with the provisions set forth below.

The confidentiality obligations set out in this section 3.12 do not apply to:

i.

information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of (i) a breach by that Party of this section 3.12, or (ii) a breach of a confidentiality obligation by the disclosing Party, where the breach was known to that Party;

ii.

information the disclosure of which is necessary in order to comply with any applicable law, the order of any competent court or authority, the requirements of a stock exchange, parliamentary body, governmental agency; or

iii.

any information disclosed by any Party to its affiliates, and its and their employees, bankers, financial advisers, consultants, auditors, insurers and legal or other advisers for the purpose of this Agreement and the transactions contemplated hereunder.

Section 3.13 Counterparts

This Agreement may be executed (including by e-mail delivery of a portable document format (“.pdf”) file) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

IN WITNESS WHEREOF, each of the following parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

[The remainder of this page is intentionally left blank.]

VNG CORPORATION		TENACIOUS BULLDOG HOLDINGS LIMITED

By:	/s/ Le Hong Minh	By:	/s/ James Gordon Mitchell
Name: Le Hong Minh		Name: James Gordon Mitchell
Title: Chief Executive Officer		Title: Authorized signatory

PROSPEROUS PRINCE ENTERPRISES LIMITED

		By:	/s/ Li Qingjie
Name: Li Qingjie
Title: Director

[Signature Page to A&R Exclusivity and Priority Agreement]

EXHIBIT A – INFORMATION TO BE INCLUDED IN EACH ROPN NOTICE

Note: The schedule to this Exhibit has been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request, however, the Registrant may request confidential treatment of omitted items. [***]